STRATS Trust For United States Cellular Corporation Securities, Series 2004-6 10-K

Exhibit 99.2

Independent Accountant’s Report

Synthetic Fixed-Income Securities, Inc. (as Depositor)

One Wells Fargo Center

301 South College Street

Charlotte, NC 28288

U.S. Bank Trust National Association (as Trustee)

Corporate Trust Department

100 Wall Street

New York, NY 10005

Re:          STRATS Trust For United States Cellular Corporation Securities, Series 2004-6 (the “Trust”)

Ladies and Gentlemen:

We have examined assertions of Synthetic Fixed-Income Securities, Inc. (the “Depositor”) and U.S. Bank Trust National Association, (the “Trustee” and together with the Depositor, the “Management”) that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Base Trust Agreement dated as of September 26, 2003, as supplemented by a series supplement dated as of April 21, 2004 (together, the “Trust Agreement”), in respect of the STRATS Trust For United States Cellular Corporation Securities, Series 2004-6 (the “Trust”), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2019 (the “Annual Report”).  Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management’s assertions based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Depositor and the Trustee have complied with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects.  An examination involves performing procedures to obtain evidence about management’s assertion. The nature, timing, and extent of the procedures selected depend on our judgement, including the assessment of the risks of material misstatement of Management’s assertion whether due to fraud or error, and performing such other procedures as considered necessary in the circumstances. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2019.

/s/ Aston Bell, CPA

New York, New York

March 17, 2020